Exhibit 99.1
CONTACT INFORMATION
Investor Relations

Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations, Corporate Communications & Global Brand Development
Phone:	812-931-2199 Email: andy.rieth@hill-rom.com
Media Relations

Contact:	Lauren Green-Caldwell, Director, Corporate Communications & Public Relations
Phone:	812-934-8692 Email: lauren.green-caldwell@hill-rom.com
HILL-ROM APPOINTS JOHN J. GREISCH
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
BATESVILLE, Ind. — January 7, 2010 — Hill-Rom Holdings, Inc. (NYSE: HRC) today announced that John J. Greisch, 54, has been appointed President and Chief Executive Officer of the company, effective January 8, 2010. He succeeds Peter H. Soderberg, who previously announced his intention to retire. Greisch also has been appointed to the company’s Board of Directors.
Greisch brings over 30 years of international operations and financial leadership experience to Hill-Rom. He spent the past seven years at Baxter International, Inc. (NYSE: BAX), a global diversified health care company with expertise in medical devices, pharmaceuticals and biotechnology. Most recently, Greisch served as Baxter’s President, International Operations, and before that, as Chief Financial Officer. Greisch also served as President of Baxter’s BioScience division.
“Our Board of Directors is delighted to welcome John Greisch to Hill-Rom,” said Rolf A. Classon, Hill-Rom’s Chairman of the Board. “With his proven leadership and successful track record, John will help us capitalize on Hill-Rom’s market-leading position and global expansion opportunities that will drive future growth. We are confident that John and our strong management team will continue to execute our strategy to the benefit of our customers and our shareholders.”
Commenting on his appointment, Greisch said, “This is an exciting opportunity for me. Hill-Rom has a great brand and strong market positions and I am proud to have the opportunity to lead the company to the next level of success. With the company’s diverse product portfolio and focus on innovation, I am confident that we can continue to bring market-leading innovative solutions to patients and caregivers around the world and across the care continuum.”
As previously announced, Soderberg will continue to advise the company on product and service innovation initiatives on a part-time basis. As planned, in connection with Greisch’s appointment, Soderberg has stepped down from the company’s Board.
“We want to thank Peter for his dynamic and visionary leadership over the past four years, which has led us to spin off our funeral services business and positioned Hill-Rom as the focused and leading medical technology company it is today. We appreciate his willingness to continue his involvement with the company, which will ensure a smooth transition,” concluded Classon.

In his most recent role as President, International Operations at Baxter, Greisch achieved double digit annual increases in revenues and profits. He doubled the company’s business in China and led expansion efforts into new markets in Asia, the Middle East, Russia and Eastern/Central Europe. Prior to joining Baxter, Greisch was President and CEO of FleetPride Corporation. Before that, he spent 11 years at The Interlake Corporation, a diversified global manufacturing company, serving in a variety of roles, including Group President, Chief Financial Officer, and President of its European operations based in London. Greisch currently serves on the Board of Directors for TomoTherapy, Inc. (NASDAQ: TOMO). He also serves on the Board of Directors of Children’s Memorial Hospital Foundation and on the Board of Trustees of the John G. Shedd Aquarium. Greisch received a bachelor’s degree in Business Administration from Ohio’s Miami University and a master’s degree in Management from Northwestern University’s J.L. Kellogg Graduate School of Management.
Conference Call and Webcast
The company will sponsor a conference call and audio webcast for the investing public at 9 a.m. EST, 8 a.m. CST, today. The webcast will be available at the following link http://ir.hill-rom.com/eventdetail.cfm?eventid=76343 or on the Hill-Rom website at http://ir.hill-rom.com/events.cfm. The call will be archived on the company’s website through January 6, 2011 for those who are unable to view it live. A replay audio of the call is also available through January 14, 2010 at 888-203-1112 (719-457-0820 International). Code 6243002 is needed to access the replay.
ABOUT HILL-ROM
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, impacts of health care reform, compliance with federal health care programs, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, future restructuring or realignment activities, efficiencies or cost reductions, adverse consequences resulting from the recent spin-off of the funeral service business, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, liquidity of auction rate securities and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2009, which was previously filed with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements.